Exhibit 99.1

Contact:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	303/293-5563	303/675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2012 Second Quarter Financial Results

•                  Net income improves to $6.2 million in second quarter 2012

•                  Full reversal of deferred tax asset valuation allowance

•                  Nonaccrual loans declined by 28.2% during the second quarter 2012

•                  Previously announced acquisition of Private Capital Management expected to close in third quarter

•                  Core deposits increased by $46.0 million, or 4.0%, in the second quarter 2012

DENVER, July 18, 2012 — Guaranty Bancorp (Nasdaq: GBNK), a Colorado-based, community bank holding company, today reported second quarter 2012 net income of $6.2 million, or $0.06 earnings per basic and diluted common share, compared to net income of $1.4 million in the second quarter 2011. After giving effect to a non-cash adjustment of approximately $1.5 million for paid-in-kind preferred stock dividends, the loss per basic and diluted common share was approximately zero for the second quarter 2011.

The $4.8 million improvement in net income in the second quarter 2012 compared to the same quarter in 2011 is primarily due to the reversal of the remaining deferred tax asset valuation allowance of $5.7 million, a $0.6 million increase in net interest income, a $0.5 million reduction in provision for loan losses, and a $0.6 million increase in noninterest income, partially offset by a $2.8 million impairment loss on bank facilities scheduled to be closed.

Paul W. Taylor, Guaranty Bancorp’s President and Chief Executive Officer, stated “We are pleased with the accomplishments we have made in the second quarter.  Excluding the tax benefit and impairment loss, our core operating income would have been $3.0 million.  We continued to reduce our nonperforming and classified assets and ended the quarter with a classified asset to capital and allowance ratio of 33.8%, as compared to 35.6% in the prior quarter and 56.3% a year ago.  New credit extended and new credit advanced on existing lines was $138.0 million in the second quarter as compared to $116.6 million in the previous quarter.  Overall net loan growth in the quarter occurred despite several expected large loan payoffs, and the new loans we have booked continue to add granularity to our portfolio.  Our valuable deposit mix also continues to improve with 39.6% of our deposits consisting of noninterest bearing deposits at June 30, 2012, as compared to 35.0% at the end of the prior quarter. In addition, our overall cost of deposits decreased to 0.21% in the second quarter as compared to 0.24% in the previous quarter.”

Mr. Taylor continued, “We continue our focus on building a stronger balance sheet and improving income. In addition to our focus on loan and core deposit growth, we moved forward with improving our efficiency. We closed four underperforming branches in the second quarter, and with today’s announcement, will close two additional underperforming branch locations later this year.  Finally, we are excited to consummate the previously announced acquisition of Private Capital Management, a local investment advisory firm, expected to occur in the third quarter.”

For the first six months of 2012, net income improved by $7.2 million to $9.1 million compared to $1.9 million for the same period last year. Earnings per basic and diluted common share improved to $0.09 for the six months ended June 30, 2012 from a loss per basic and diluted common share of $0.02, after giving effect to preferred stock dividends, for the same period last year. The increase in net income for the first six months of 2012 as compared to the same period in 2011 is primarily due to the reversal of the remaining deferred tax asset valuation allowance, discussed below, an increase in net interest income of $1.2 million, a decrease in provision for loan losses of $1.5 million, an increase in noninterest income of $0.4 million, and a decrease in noninterest expense, excluding the impairment of long-lived assets, of $0.9 million. These improvements were partially offset by the impairment of long-lived assets of $2.8 million recognized in June 2012 in connection with the two branch facilities scheduled to be closed later this year.

The Company had a deferred tax asset valuation allowance of $6.6 million at December 31, 2011. During the second quarter 2012, the remaining deferred tax asset valuation allowance of $5.7 million was reversed based on the Company’s determination that it is more likely than not that the entire deferred tax asset will be realized.

Key Financial Measures

Income Statement

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Dollars in thousands, except per share amounts)
Net income	$6,192	2,917	$1,409	$9,109	$1,923
Net income (loss) to common stockholders	6,192	2,917	(109)	9,109	(1,081)
Earnings (loss) per common share	$0.06	$0.03	$(0.00)	$0.09	$(0.02)
Return on average assets	1.46%	0.70%	0.32%	1.09%	0.22%
Net interest margin	3.86%	3.93%	3.56%	3.90%	3.49%
Efficiency ratio	76.55%	74.57%	79.88%	75.56%	80.10%

Balance Sheet

	June 30, 2012	December 31, 2011	% Change	June 30, 2011	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$107,133	$109,225	(1.9)%	$134,896	(20.6)%
Time deposits with banks	35,000	—	100.0%	—	100.0%
Total investments	398,151	386,141	3.1%	408,806	(2.6)%
Total loans, net of unearned discount	1,110,161	1,098,140	1.1%	1,091,132	1.7%
Loans held for sale	—	—	0.0%	14,200	(100.0)%
Allowance for loan losses	(29,307)	(34,661)	(15.4)%	(38,855)	(24.6)%
Total assets	1,750,539	1,689,668	3.6%	1,747,060	0.2%
Average earning assets, quarter-to-date	1,602,777	1,575,193	1.8%	1,663,451	(3.6)%
Total deposits	1,378,937	1,313,786	5.0%	1,346,183	2.4%
Book value per common share	1.70	1.62	4.9%	1.81	(6.1)%
Tangible book value per common share	1.62	1.53	5.9%	1.59	1.9%
Equity ratio — GAAP	10.29%	10.12%	1.7%	9.49%	8.4%
Tangible common equity ratio	9.85%	9.59%	2.8%	4.88%	101.9%
Total risk-based capital ratio	16.50%	16.33%	1.0%	16.22%	1.7%

Net Interest Income and Margin

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Dollars in thousands)
Net interest income	$15,383	$15,300	$14,747	$30,683	$29,457
Interest rate spread	3.53%	3.62%	3.18%	3.57%	3.11%
Net interest margin	3.86%	3.93%	3.56%	3.90%	3.49%
Net interest margin, fully tax equivalent	3.95%	4.03%	3.62%	3.99%	3.55%
Average cost of deposits, including noninterest bearing deposits	0.21%	0.24%	0.55%	0.22%	0.64%

Second quarter 2012 net interest income increased by $0.1 million to $15.4 million from $15.3 million for first quarter 2012, and increased $0.6 million as compared to $14.7 million for second quarter 2011. Although the net interest income increased in the second quarter 2012, the Company’s net interest margin of 3.86% reflected a decrease of seven basis points as compared to the first quarter 2012, mostly due to an increase in low-yielding overnight funding due to our growth in noninterest bearing deposits. The Company’s net interest margin improved 30 basis points in the second quarter 2012 when compared to the same quarter in the prior year due to favorable improvement in our asset mix.

On a linked quarter basis, second quarter 2012 interest income remained relatively flat while interest expense decreased by $0.1 million. The decline in interest expense was primarily due to a decline in average time deposits of $10.1 million, as well as a reduction in the overall cost of deposits. This resulted in an average cost of deposits for the second quarter 2012 of 21 basis points as compared to 24 basis points for the first quarter 2012.

Second quarter 2012 interest income and interest expense decreased $1.0 million and $1.6 million, respectively, as compared to the second quarter 2011. The decline in interest income was primarily due to declines in average yields on loans and investments due to declines in longer-term, fixed rates in the market over the last twelve months and a decline in average loan balances of $6.8 million. The decline in interest expense was primarily due to a $156.1 million decline in average time deposits, mostly higher-cost, brokered time deposits. At June 30, 2012 the Company has one remaining brokered deposit of $0.1 million.

Net interest income increased $1.2 million, or 4.2%, for the first six months of 2012 to $30.7 million from $29.5 million for the same period in 2011. The Company’s net interest margin improved 41 basis points to 3.90% for the first six months in 2012 from 3.49% for the first six months in 2011. During the first six months in 2012, interest income decreased $2.6 million primarily due to declines in average interest-earning assets of $118.8 million while the average yield remained relatively flat at 4.49% as compared to the same period in 2011. Interest expense decreased $3.8 million, or 44.8%, in the first six months of 2012 as compared to the same period in 2011 primarily due to a decline in average time deposit balances of $202.9 million, mostly due to the maturity of higher-cost, brokered and internet time deposits and a decline in average borrowings of $53.1 million, primarily due to the September 2011 prepayment of several Federal Home Loan Bank notes.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(In thousands)
Noninterest income:
Customer service and other fees	$2,382	$2,271	$2,386	$4,653	$4,700
Gain (loss) on sale of securities	342	622	(312)	964	402
Other	187	206	262	393	514
Total noninterest income	$2,911	$3,099	$2,336	$6,010	$5,616

On a linked quarter basis, noninterest income decreased $0.2 million in the second quarter 2012 primarily due to decrease in net gains on sales of securities of $0.3 million, partially offset by an increase in customer services charges of $0.1 million.

Noninterest income increased $0.6 million to $2.9 million in the second quarter 2012, as compared to $2.3 million in the second quarter 2011 primarily due to a net increase in the gain on sales of securities.

For the first six months in 2012, noninterest income increased $0.4 million to $6.0 million as compared to $5.6 million during the same period in the prior year. This increase is primarily due to the increase in the net gains on sales of securities of $0.6 million, partially offset by the slight declines in customer service charges and other fee income.

The impact of our previously announced acquisition of Private Capital Management will be reflected in noninterest income through the generation of investment advisory fees, which is anticipated to begin in the third quarter 2012.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,614	$6,857	$6,320	$13,471	$12,935
Occupancy expense	1,972	2,019	1,792	3,991	3,675
Furniture and equipment	783	821	913	1,604	1,807
Amortization of intangible assets	761	762	1,028	1,523	2,056
Other real estate owned	461	352	466	813	1,229
Insurance and assessment	881	808	966	1,689	2,191
Professional fees	856	628	914	1,484	1,822
Impairment of long lived assets	2,750	—	—	2,750	—
Other general and administrative	2,438	2,235	2,275	4,673	4,435
Total noninterest expense	$17,516	$14,482	$14,674	$31,998	$30,150

Noninterest expense increased $3.0 million to $17.5 million in the second quarter 2012 as compared to $14.5 million in the first quarter 2012. The increase is primarily due to a $2.8 million impairment on building premises related to the Company’s decision to close two underperforming branches.

This decision reflects the Company’s ongoing efforts to accelerate performance by deploying assets in areas of greater opportunity. Other increases in noninterest expense include professional fees, which increased $0.2 million, related to problem assets and our previously announced acquisition of Private Capital Management, and other general and administrative expense of $0.2 million, related to marketing and business development expenses. The increase in noninterest expense is partially offset by reductions in salaries and benefit expense of $0.2 million.

As compared to the second quarter in 2011, noninterest expense increased $2.8 million as a result of the impairment of assets discussed in the previous paragraph. In addition to this impairment, several other noninterest expense categories had offsetting variances.

Noninterest expense increased $1.8 million to $32.0 million for the first six months in 2012 as compared to $30.2 million for the same period in 2011. This increase is primarily related to the $2.8 million impairment described above. Other increases in noninterest expenses are related to salary and benefits of $0.5 million primarily due to annual salary increases; occupancy expense of $0.3 million mostly due to charges associated with branch closures in June 2012; and general and administrative expense of $0.2 million mostly related to advertising and business development expense. Partially offsetting these increases in noninterest expense were decreases in furniture and equipment expense of $0.2 million mostly related to lower depreciation; intangible amortization of $0.5 million; write-downs and net operating costs related to other real estate owned of $0.4 million; insurance and assessments of $0.5 million related to lower FDIC and other insurance premiums; and professional fees of $0.3 million.

Balance Sheet

	June 30, 2012	December 31, 2011	% Change	June 30, 2011	% Change
	(Dollars in thousands)

Total assets	$1,750,539	$1,689,668	3.6%	$1,747,060	0.2%
Average assets, quarter-to-date	1,706,862	1,682,168	1.5%	1,767,540	(3.4)%
Total loans, net of unearned discount	1,110,161	1,098,140	1.1%	1,091,132	1.7%
Total deposits	1,378,937	1,313,786	5.0%	1,346,183	2.4%

Equity ratio — GAAP	10.29%	10.12%	1.7%	9.49%	8.4%
Tangible common equity ratio	9.85%	9.59%	2.8%	4.88%	101.9%

At June 30, 2012, the Company had total assets of $1.8 billion, which represented a $60.9 million increase as compared to December 31, 2011 and a $3.5 million increase as compared to June 30, 2011. The increase in assets from December 31, 2011 consists primarily of a $12.0 million increase in loans, net of unearned discount and a $47.0 million increase in investments. As compared to June 30, 2011, the increase in total assets is primarily due to an increase in loans, net of unearned discount of $19.0 million and an increase in investments of $24.0 million. These increases are partially offset by a decrease in cash and overnight funds of $27.8 million and a decrease in loans held for sale of $14.2 million.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
	(In thousands)
Loans on real estate:
Residential and Commercial	$746,965	$756,409	$731,107	$675,283
Construction	46,413	47,468	44,087	45,421
Equity lines of credit	44,830	44,745	44,601	48,129
Commercial loans	216,974	208,995	223,479	258,990
Agricultural loans	10,712	10,417	11,527	14,193
Lease financing	2,269	2,269	2,269	3,143
Installment loans to individuals	20,146	20,461	22,937	25,912
Overdrafts	218	179	254	869
SBA and other	23,419	20,751	19,706	20,736
	1,111,946	1,111,694	1,099,967	1,092,676
Unearned discount	(1,785)	(1,797)	(1,827)	(1,544)
Loans, net of unearned discount	$1,110,161	$1,109,897	$1,098,140	$1,091,132

The $12.0 million growth in total loans, net of unearned discount in the first six months in 2012 as compared to December 31, 2011 was primarily related to increases in real estate loans of $18.4 million, partially offset by a decline in commercial loans of $6.5 million. At June 30, 2012, our residential and commercial real estate portfolio included 29.1% owner-occupied properties and 7.0% multi-family properties. We have capacity to extend additional credit on residential and commercial real estate loans as evidenced by our regulatory concentration ratios discussed below.

Since June 30, 2011, the ratio of construction, land and land development loans to capital fell by 26 percentage points to 47% at June 30, 2012. During the same period, the ratio of commercial real estate loans to capital rose slightly by eight percentage points to 267%.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
	(In thousands)
Noninterest-bearing deposits	$546,229	$468,133	$450,451	$419,731
Interest-bearing demand and NOW	270,940	285,749	289,987	183,287
Money market	280,767	298,504	277,997	343,920
Savings	97,497	97,033	91,260	86,139
Time	183,504	189,509	204,091	313,106
Total deposits	$1,378,937	$1,338,928	$1,313,786	$1,346,183

At June 30, 2012, noninterest-bearing deposits as a percentage of total deposits increased to 39.6% as compared to 34.3% at December 31, 2011 and 31.2% at June 30, 2011.

Non-maturing deposits increased $85.7 million, or 7.7%, in the second quarter 2012 as compared to the fourth quarter 2011 and $162.4 million, or 15.7%, as compared to second quarter 2011. Time deposits decreased $20.6 million as of June 30, 2012 as compared to December 31, 2011 and $129.6 million, as compared to June 30, 2011. Time deposits decreased over the past twelve months primarily as a result of management’s efforts to reduce the overall level of higher cost time deposits. Total brokered deposits at June 30, 2012 were $0.1 million as compared to $10.2 million at December 31, 2011 and $80.2 million at June 30, 2011. Brokered deposits represented less than 0.1% of total time deposits at June 30, 2012 as compared to 5.0% at December 31, 2011 and 25.6% at June 30, 2011.

Borrowings were $110.2 million at June 30, 2012 and December 31, 2011 as compared to $163.2 million at June 30, 2011. The Company elected to payoff $51.0 million of FHLB term notes in September 2011. The weighted average rate of these advances was 3.5% with maturity dates that ranged from November 2011 to February 2014. The entire balance of borrowings at each balance sheet date consists of term notes with the FHLB.

Regulatory Capital Ratios

All of the Company’s and its subsidiary bank’s regulatory capital ratios are above the highest regulatory capital threshold of “well-capitalized” at June 30, 2012. The Company’s and its subsidiary bank’s actual capital ratios for June 30, 2012 and December 31, 2011 are presented in the table below:

	Ratio at June 30, 2012	Ratio at December 31, 2011	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	16.50%	16.33%	8.00%	N/A
Guaranty Bank and Trust Company	15.67%	15.59%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	15.24%	15.06%	4.00%	N/A
Guaranty Bank and Trust Company	14.41%	14.32%	4.00%	6.00%
Leverage Ratio:
Consolidated	12.55%	12.12%	4.00%	N/A
Guaranty Bank and Trust Company	11.84%	11.53%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets. At June 30, 2012, approximately $11.8 million of the subsidiary bank’s allowance for loan losses was disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 0.85% of our consolidated risk-weighted assets. At June 30, 2012, no deferred tax assets were disallowed for purposes of computing consolidated tier 1 risk-based capital.

Asset Quality

The following table presents select asset quality data (including loans held for sale) as of the dates indicated:

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
	(Dollars in thousands)

Nonaccrual loans and leases	$21,291	$29,648	$26,801	$45,790	$56,342
Other nonperforming loans	—	1,301	6	583	1,675

Total nonperforming loans (NPLs)	$21,291	$30,949	$26,807	$46,373	$58,017
Other real estate owned and foreclosed assets	24,640	28,072	29,027	22,008	28,362

Total nonperforming assets (NPAs)	$45,931	$59,021	$55,834	$68,381	$86,379

Accruing loans past due 90 days or more (1)	$—	$1,301	$6	$583	$1,675

Accruing loans past due 30-89 days (1)	$18,448	$10,798	$10,805	$9,358	$4,750

Allowance for loan losses	$29,307	$30,075	$34,661	$35,852	$38,855

Selected ratios:
NPLs to loans, net of unearned discount	1.92%	2.79%	2.44%	4.21%	5.25%
NPAs to total assets	2.62%	3.44%	3.30%	4.04%	4.94%
Allowance for loan losses to NPAs (2)	63.81%	50.96%	62.08%	66.17%	53.83%
Allowance for loan losses to NPLs (2)	137.65%	97.17%	129.30%	111.43%	88.67%
Allowance for loan losses to loans (2)	2.64%	2.71%	3.16%	3.29%	3.56%
Loans 30-89 days past due to loans, net of unearned discount	1.66%	0.97%	0.98%	0.85%	0.43%

(1) Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and are in the process of renewal, but continue to be current with respect to payments.

(2) Excludes loans held for sale.

The following tables summarize our past due loans by class (including loans held for sale) as of the dates indicated:

June 30, 2012	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)

Commercial and residential real estate	$16,779	$—	$15,021	$31,800	$745,764
Construction loans	—	—	114	114	46,339
Commercial loans	1,596	—	2,759	4,355	216,626
Consumer loans	73	—	1,578	1,651	65,090
Other	—	—	1,819	1,819	36,342
Total	$18,448	$—	$21,291	$39,739	$1,110,161

March 31, 2012	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)

Commercial and residential real estate	$8,699	$862	$14,790	$24,351	$755,187
Construction loans	—	—	114	114	47,391
Commercial loans	1,831	—	11,353	13,184	208,657
Consumer loans	268	439	1,713	2,420	65,279
Other	—	—	1,678	1,678	33,383
Total	$10,798	$1,301	$29,648	$41,747	$1,109,897

During the second quarter 2012, nonaccrual loans decreased $8.4 million primarily due to the payoff of a single natural gas energy loan. At June 30, 2012, total classified loans declined $0.2 million and loans classified as special mention and watch loans declined $25.1 million on a linked quarter basis. At June 30, 2012, our classified assets as a percentage of capital and allowance for loan losses decreased to 33.8% as compared to 35.6% at March 31, 2012 and 36.6% at December 31, 2011. Other real estate owned decreased by $3.4 million during the second quarter 2012 as compared to the first quarter 2012.

Net charge-offs in the second quarter 2012 were $1.3 million as compared to $5.6 million in the first quarter 2012 and $9.0 million in the second quarter 2011.

The general component of the allowance for loan losses decreased from $27.5 million at March 31, 2012 to $27.0 million at June 30, 2012. The general component represented 2.4% of loans, net of unearned discount, at June 30, 2012 as compared to 2.5% of loans, net of unearned discount, at the end of the previous quarter. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, increased from 97.2% at March 31, 2012 to 137.7% at June 30, 2012.

The Company recorded a provision for loan losses in the second quarter 2012 of $0.5 million, as compared to $1.0 million in the first quarter 2012 and $1.0 million in the second quarter 2011. The lower level of provision for loan loss over last year reflects the overall improvement in asset quality.

Shares Outstanding

As of June 30, 2012, the Company had 106,215,690 shares of common stock outstanding, consisting of 101,120,690 shares of voting common stock and 5,095,000 shares of non-voting common stock. At June 30, 2012, total common shares outstanding include 2,280,922 shares of unvested stock awards.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value and tangible equity ratio, all of which exclude intangible assets, and net income.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	June 30, 2012	December 31, 2011	June 30, 2011
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$180,121	$171,011	$165,734
Less: Preferred share liquidation preference	—	—	(69,013)
Stockholders’ equity attributable to common shares	180,121	171,011	96,721
Less: Intangible assets	(8,440)	(9,963)	(11,998)
Tangible common equity	$171,681	$161,048	$84,723

Number of common shares outstanding and to be issued	106,215,690	105,436,623	53,389,052

Book value per common share	$1.70	$1.62	$1.81
Tangible book value per common share	$1.62	$1.53	$1.59

	June 30, 2012	December 31, 2011	June 30, 2011
	(Dollars in thousands, except per share amounts)
Tangible Common Equity Ratio
Total stockholders’ equity	$180,121	$171,011	$165,734
Less: Intangible assets	(8,440)	(9,963)	(11,998)
Convertible Preferred Stock	—	—	(69,013)
Tangible common equity	$171,681	$161,048	$84,723

Total assets	$1,750,539	$1,689,668	$1,747,060
Less: Intangible assets	(8,440)	(9,963)	(11,998)
Tangible assets	$1,742,099	$1,679,705	$1,735,062

Equity ratio — GAAP (total stockholders’ equity / total assets)	10.29%	10.12%	9.49%
Tangible common equity ratio (tangible common equity / tangible assets)	9.85%	9.59%	4.88%

The following non-GAAP table reconciles net income to core net income as of the dates indicated:

	June 30, 2012	December 31, 2011	June 30, 2011
	(Dollars in thousands)
Core Operating Income
Net income	$6,192	$2,917	$1,409
Less: Tax benefit	(5,914)	—	—
Net income before tax benefit	278	2,917	1,409
Less: Impairment of long-lived assets	(2,750)	—	—
Core operating income	$3,028	$2,917	$1,409

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 30 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank also provides private banking and trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30, 2012	December 31, 2011	June 30, 2011
	(In thousands)
Assets
Cash and due from banks	$107,133	$109,225	$134,896

Time deposits with banks	35,000	—	—

Securities available for sale, at fair value	362,039	353,152	375,921
Securities held to maturity	21,687	18,424	16,277
Bank stocks, at cost	14,425	14,565	16,608
Total investments	398,151	386,141	408,806

Loans, net of unearned discount	1,110,161	1,098,140	1,091,132
Less allowance for loan losses	(29,307)	(34,661)	(38,855)
Net loans	1,080,854	1,063,479	1,052,277

Loans held for sale	—	—	14,200
Premises and equipment, net	47,534	53,851	56,118
Other real estate owned and foreclosed assets, net	24,640	29,027	28,362
Other intangible assets, net	8,440	9,963	11,998
Other assets	48,787	37,982	40,403
Total assets	$1,750,539	$1,689,668	$1,747,060

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$546,229	$450,451	$419,731
Interest-bearing demand	551,707	567,984	527,207
Savings	97,497	91,260	86,139
Time	183,504	204,091	313,106
Total deposits	1,378,937	1,313,786	1,346,183
Securities sold under agreements to repurchase and federal funds purchased	13,028	16,617	17,608
Borrowings	110,170	110,177	163,211
Subordinated debentures	41,239	41,239	41,239
Securities purchased, not yet settled	12,557	20,800	—
Interest payable and other liabilities	14,487	16,038	13,085
Total liabilities	1,570,418	1,518,657	1,581,326

Stockholders’ equity:
Preferred stock and additional paid-in capital — preferred stock	—	—	67,806
Common stock and additional paid-in capital —common stock	705,058	704,698	619,855
Shares to be issued for deferred compensation obligations	—	—	237
Accumulated deficit	(423,907)	(433,016)	(420,643)
Accumulated other comprehensive income	1,333	1,683	1,038
Treasury stock	(102,363)	(102,354)	(102,559)
Total stockholders’ equity	180,121	171,011	165,734
Total liabilities and stockholders’ equity	$1,750,539	$1,689,668	$1,747,060

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$14,511	$14,999	$28,993	$30,533
Investment securities:
Taxable	2,366	2,918	4,759	5,983
Tax-exempt	618	497	1,235	986
Dividends	153	163	311	329
Federal funds sold and other	58	86	100	175
Total interest income	17,706	18,663	35,398	38,006
Interest expense:
Deposits	711	1,886	1,488	4,515
Securities sold under agreement to repurchase and federal funds purchased	12	17	24	41
Borrowings	827	1,303	1,654	2,592
Subordinated debentures	773	710	1,549	1,401
Total interest expense	2,323	3,916	4,715	8,549
Net interest income	15,383	14,747	30,683	29,457
Provision for loan losses	500	1,000	1,500	3,000
Net interest income, after provision for loan losses	14,883	13,747	29,183	26,457
Noninterest income:
Customer service and other fees	2,382	2,386	4,653	4,700
Gain (loss) on sale of securities	342	(312)	964	402
Other	187	262	393	514
Total noninterest income	2,911	2,336	6,010	5,616
Noninterest expense:
Salaries and employee benefits	6,614	6,320	13,471	12,935
Occupancy expense	1,972	1,792	3,991	3,675
Furniture and equipment	783	913	1,604	1,807
Amortization of intangible assets	761	1,028	1,523	2,056
Other real estate owned, net	461	466	813	1,229
Insurance and assessments	881	966	1,689	2,191
Professional fees	856	914	1,484	1,822
Impairment of long-lived assets	2,750	—	2,750	—
Other general and administrative	2,438	2,275	4,673	4,435
Total noninterest expense	17,516	14,674	31,998	30,150
Income before income taxes	278	1,409	3,195	1,923
Income tax expense (benefit)	(5,914)	—	(5,914)	—
Net Income	$6,192	$1,409	$9,109	$1,923

Net income (loss) applicable to common stockholders	$6,192	$(109)	$9,109	$(1,081)

Earnings (loss) per common share—basic:	$0.06	$0.00	$0.09	$(0.02)
Earnings (loss) per common share—diluted:	0.06	0.00	0.09	(0.02)

Weighted average common shares outstanding-basic	103,914,305	51,919,637	103,903,566	51,809,240
Weighted average common shares outstanding-diluted	104,238,960	51,919,637	104,286,318	51,809,240

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	June 30, 2012	December 31, 2011	June 30, 2011	June 30, 2012	June 30, 2011
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,110,035	$1,085,975	$1,116,801	$1,107,358	$1,152,810
Securities	388,959	364,833	395,199	383,040	406,035
Other earning assets	103,783	124,385	151,451	93,446	143,841
Average earning assets	1,602,777	1,575,193	1,663,451	1,583,844	1,702,686
Other assets	104,085	106,975	104,089	103,854	115,734

Total average assets	$1,706,862	$1,682,168	$1,767,540	$1,687,698	$1,818,420

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$502,209	$459,031	$408,106	$475,571	$404,562
Interest-bearing deposits	847,074	869,758	961,640	855,684	1,014,107
Average deposits	1,349,283	1,328,789	1,369,746	1,331,255	1,418,669
Other interest-bearing liabilities	175,053	173,848	227,133	174,502	229,225
Other liabilities	6,581	9,691	7,396	7,431	8,369
Total average liabilities	1,530,917	1,512,328	1,604,275	1,513,188	1,656,263
Average stockholders’ equity	175,945	169,840	163,265	174,510	162,157
Total average liabilities and stockholders’ equity	$1,706,862	$1,682,168	$1,767,540	$1,687,698	$1,818,420

GUARANTY BANCORP

Unaudited Credit Quality Measures

(Includes loans held for sale, except where noted)

	Quarter Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
	(Dollars in thousands)
Nonaccrual loans and leases	$21,291	$29,648	$26,801	$45,790	$56,342
Other nonperforming loans	—	1,301	6	583	1,675
Total nonperforming loans	$21,291	$30,949	$26,807	$46,373	$58,017
Other real estate owned and foreclosed assets	24,640	28,072	29,027	22,008	28,362
Total nonperforming assets	$45,931	$59,021	$55,834	$68,381	$86,379

Total classified assets	$77,910	$81,130	$83,317	$95,916	$126,098

Nonperforming loans	$21,291	$30,949	$26,807	$46,373	$58,017
Allocated allowance for loan losses	(2,272)	(2,572)	(3,490)	(4,483)	(4,177)
Net investment in impaired loans	$19,019	$28,377	$23,317	$41,890	$53,840

Accruing loans past due 90 days or more	$—	$1,301	$6	$583	$1,675

Accruing loans past due 30-89 days	$18,448	$10,798	$10,805	$9,358	$4,750

Charged-off loans	$2,062	$6,371	$2,603	$4,135	$9,997
Recoveries	(794)	(785)	(412)	(132)	(973)
Net charge-offs	$1,268	$5,586	$2,191	$4,003	$9,024

Provision for loan losses	$500	$1,000	$1,000	$1,000	$1,000

Allowance for loan losses	$29,307	$30,075	$34,661	$35,852	$38,855

Allowance for loan losses to loans, net of unearned discount (1)	2.64%	2.71%	3.16%	3.29%	3.56%
Allowance for loan losses to nonaccrual loans (1)	137.65%	101.44%	129.33%	113.49%	92.20%
Allowance for loan losses to nonperforming assets (1)	63.81%	50.96%	62.08%	66.17%	53.83%
Allowance for loan losses to nonperforming loans (1)	137.65%	97.17%	129.30%	111.43%	88.67%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	4.05%	5.19%	4.95%	6.08%	7.62%
Nonperforming assets to total assets	2.62%	3.44%	3.30%	4.04%	4.94%
Nonaccrual loans to loans, net of unearned discount	1.92%	2.67%	2.44%	4.15%	5.10%
Nonperforming loans to loans, net of unearned discount	1.92%	2.79%	2.44%	4.21%	5.25%
Annualized net charge-offs to average loans	0.46%	2.03%	0.80%	1.44%	3.24%

(1) Excludes loans held for sale